UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2013

Intermolecular, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 582-5700
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On October 16, 2013, we and SBC&D Co. (the “Lessor”) entered into a first amendment (the “First Amendment”) to the Original Lease Agreement (as defined below) for our facility at 3011 N. First Street, San Jose, California.
The First Amendment amends the original lease agreement dated May 11, 2010 (“Original Lease Agreement”) between us and Novellus Systems, Inc. (the “Landlord”), contingent upon the Lessor acquiring title to the facility from Landlord (such date, the “Effective Date”), expected to occur on or about October 30, 2013 pursuant to a purchase agreement dated October 10, 2013 between Lessor and Landlord. The Original Lease Agreement is scheduled to expire on May 31, 2017.
The First Amendment provides for (i) extension of the term of the lease for a period of approximately one hundred thirty-nine (139) months from the Effective Date, (ii) elimination of the early termination option contained within the Original Lease Agreement and (iii) elimination of the cap with respect to the payments we make for the operating costs of the facility or Lessor’s obligation to provide certain other utilities to the facility. The First Amendment will maintain our rental rate of the Original Lease Agreement through February 2016 and will increase our monthly basic rent to $195,853 effective March 1, 2016 and automatically increase 2.5% each year thereafter through the end of the extended term of the lease. In addition, the First Amendment would provide us with four months of free rent and a tenant improvement allowance of $1 million in the aggregate in equal installments over the course of the ten months after the Effective Date to be used for the modification, refurbishment, construction or installation of improvements to our facility.
The foregoing description of the material terms of the First Amendment does not purport to be a complete description of the rights and obligations of the parties under the First Amendment or the Original Lease Agreement and is qualified in its entirety by reference to the First Amendment that will subsequently be filed as an exhibit to our Quarterly Report on Form 10-Q.

ITEM 2.03.    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: October 22, 2013	By:	/s/ DAVID E. LAZOVSKY
David E. Lazovsky
President and Chief Executive Officer